EXHIBIT 99.1

CAS Medical Systems, Inc. Reports Third Quarter and Year-to-Date 2009 Financial Results

Company to Host Conference Call Today at 10:00 a.m. Eastern Time

BRANFORD, Conn., Nov. 5, 2009 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), today reported revenues of $9.2 million and net income of $197,000 for the third quarter ended September 30, 2009, compared to revenues of $11.7 million and net income of $329,000 for the same quarter of 2008. Results for the third quarter of 2009 were positively affected by $712,000 of pre-tax income related to settlement of the Analogic Corporation arbitration. Total revenue decreased $2.5 million or 22% for the third quarter ended September 30, 2009 compared to the same period in 2008. Earnings per basic and diluted common share for the three months ended September 30, 2009 decreased to $0.02 compared to $0.03 reported for the same period of 2008.

For the nine months ended September 30, 2009, the Company recorded revenues of $26.1 million, a decrease of $5.1 million, or 16%, compared to revenues of $31.2 million for the first nine months of the prior year. For the nine months ended September 30, 2009, the Company reported a net loss of $1.5 million or ($0.14) per basic and diluted common share compared to a net loss of $233,000, or ($0.02) per basic and diluted common share for the nine months ended September 30, 2008.

Andrew Kersey, President and Chief Executive Officer of CASMED said, "Because of the proactive measures undertaken in prior quarters to reduce our fixed cost structure, we have reduced operating losses. Improvements in inventory management have contributed to cash provided by operations for the quarter of more than $1.5 million, thus allowing us to significantly reduce our bank debt levels. Although revenues declined over the same period last year due to the continued challenging macroeconomic environment, we are encouraged to see increased sales compared to the first two quarters of this year.

"Activity and interest in our FORE-SIGHT(R) Absolute Cerebral Oximeter continues to increase, with the overall installed base increasing to 192 monitors at the end of the quarter. Overall FORE-SIGHT sales for the quarter exceeded $1 million for the first time, with sales of disposable sensors increasing for the tenth consecutive quarter."

FORE-SIGHT highlights of the quarter and more recent activities include the following:

 * FDA clearance for expanded labeling to include neonates weighing less than 2.5kg.
     The FORE-SIGHT sensor product line offers a full complement of sensors, including Large, Medium and Neonatal/Infant,
     indicated for use on all patient populations.
 * Continued expansion of distribution and first sales in European countries
     New distributors established in Poland, Italy, Greece, Russia and Turkey.  First monitor installations in the UK, Norway,
     Sweden, Germany and Russia.
 * First European Center of Excellence established in Genk, Belgium.
 * Ongoing clinical research
     Presentation of abstracts at a number of scientific and
     medical meetings (including 10 at the American Society of
     Anesthesiologists in October) demonstrating utility and
     accuracy of FORE-SIGHT technology.  Follow-on studies begun at
     Duke University Medical Center and Mt. Sinai Medical Center to
     support the use of FORE-SIGHT cerebral oximetry in elderly and
     CABG patients.

Financial Results for Q3

Revenues for the third quarter ended September 30, 2009 decreased 22%, or $2.5 million, to $9.2 million when compared to revenues of $11.7 million for the third quarter of 2008. Shortfalls in sales of bedside monitoring products and OEM products were partially offset by increases in sales of FORE-SIGHT cerebral oximeter monitors and sensors. FORE-SIGHT sales reached $1.1 million for the third quarter of 2009, an increase of $235,000, or 28%, over the $831,000 reported for the third quarter of 2008.

For the third quarter of 2009, the Company recorded net income of $197,000, or $0.02 per basic and diluted common share, compared to net income of $329,000, or $0.03 per basic and diluted common share for the third quarter of 2008. During the third quarter of 2009, the Company recorded a recovery of legal expenses and reimbursements for asset write-downs totaling $712,000 related to the Analogic Corporation settlement. Excluding the benefit from the settlement, pre-tax income of $315,000 would have resulted in a pre-tax loss of $397,000. Pre-tax income for the third quarter of 2009 was affected by $124,000 of legal expenses related to the Somanetics Corporation litigation.

Year-to-Date Financial Results

Revenues for the nine months ended September 30, 2009 decreased 16%, or $5.1 million, to $26.1 million, compared to revenues of $31.2 million for the nine months ended September 30, 2008. Shortfalls in sales of bedside monitoring products, OEM products and blood pressure cuffs were partially offset by increases in sales of FORE-SIGHT cerebral oximeter monitors and sensors. FORE-SIGHT sales reached $2.9 million for the first nine months of 2009, an increase of $1.5 million, or 98%, over the $1.4 million reported for the first nine months of the prior year.

The Company recorded a net loss of $1.5 million, or ($0.14) per basic and diluted common share for the nine months ended September 30, 2009, compared to a net loss of $233,000 or ($0.02) per basic and diluted common share for the same nine month period of 2008. Revenue shortfalls of $5.1 million were primarily responsible for the increase in operating losses for this period.

Conference Call Information

CASMED will host a conference call on November 5, 2009 at 10:00 a.m. Eastern Time to discuss third quarter results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-857-6151 (domestic) or 719-325-4841 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED(R) -- Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs and cardio-respiratory monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors and lenders, competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2008 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                      CAS MEDICAL SYSTEMS, INC.
                          BALANCE SHEETS
                           (Unaudited)

                                             September 30, December 31,
                                                  2009        2008
                                              -----------  -----------

 Cash and cash equivalents                    $   989,568  $ 1,082,619
 Accounts receivable                            4,274,013    3,681,355
 Other receivable                                      --      715,769
 Inventories                                    8,407,524    9,786,538
 Deferred income taxes                            656,019      791,493
 Recoverable income taxes                         106,407      101,185
 Other current assets                             463,684      411,938
                                              -----------  -----------
   Total current assets                        14,897,215   16,570,897

 Property and equipment                         5,699,068    5,608,347
 Equipment at customer sites                    1,171,217    1,132,422
                                              -----------  -----------
                                                6,870,285    6,740,769
 Accumulated depreciation and amortization     (4,733,628)  (4,013,900)
                                              -----------  -----------
                                                2,136,657    2,726,869

 Intangible and other assets, net                 619,560      757,378
 Goodwill                                       3,379,021    3,379,021
 Deferred income taxes                          1,016,105      250,370
                                              -----------  -----------
   Total assets                               $22,048,558  $23,684,535
                                              ===========  ===========

 Current portion of long-term debt            $   642,685  $   614,067
 Notes payable                                    126,695           --
 Line-of-credit                                 1,940,069    1,994,008
 Accounts payable                               2,214,921    2,307,675
 Accrued expenses                               1,157,260      835,868
                                              -----------  -----------
   Total current liabilities                    6,081,630    5,751,618

 Income taxes payable                             161,375      155,875
 Long-term debt, less current portion           1,223,153    1,708,493
 Deferred gain on sale and leaseback
  of property                                   1,067,723    1,168,701

 Common stock                                      46,399       45,675
 Additional paid-in capital                     7,576,833    7,423,338
 Common stock held in treasury, at cost          (101,480)    (101,480)
 Retained earnings                              5,992,925    7,532,315
                                              -----------  -----------
 Shareholder's equity                          13,514,677   14,899,848

                                              -----------  -----------
 Total liabilities & equity                   $22,048,558  $23,684,535
                                              ===========  ===========

                           CAS MEDICAL SYSTEMS, INC.
                           STATEMENTS OF OPERATIONS
                                  (Unaudited)

                    Three Months Three Months Nine Months  Nine Months
                       Ended       Ended         Ended        Ended
                     Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                       2009         2008         2009         2008
                    -----------  -----------  -----------  -----------

 Revenues           $ 9,165,561  $11,708,082  $26,139,500  $31,212,552

 Cost of Products
  Sold                5,964,848    7,407,603   17,881,335   20,740,040
                    -----------  -----------  -----------  -----------
 Gross Profit         3,200,713    4,300,479    8,258,165   10,472,512

 Operating Expenses:
   Research and
    Development         688,656      553,888    1,892,694    1,531,853
   Selling, General
    and
    Administrative    2,136,019    3,076,679    8,525,288    9,149,889
                    -----------  -----------  -----------  -----------
                      2,824,675    3,630,567   10,417,982   10,681,742

                    -----------  -----------  -----------  -----------
 Operating Income
  (Loss)                376,038      669,912   (2,159,817)    (209,230)

 Interest Expense,
  Net                    60,974       72,546      173,493      215,803
                    -----------  -----------  -----------  -----------
 Pre-tax Income
  (Loss)                315,064      597,366   (2,333,310)    (425,033)

 Income Tax
  Provision
  (Benefit)             117,926      268,500     (793,922)    (192,000)

                    -----------  -----------  -----------  -----------
 Net Income (Loss)  $   197,138  $   328,866  $(1,539,388) $  (233,033)
                    ===========  ===========  ===========  ===========

 Income (Loss) Per
  Common Share:

     Basic          $      0.02  $      0.03  $     (0.14) $     (0.02)

     Diluted        $      0.02  $      0.03  $     (0.14) $     (0.02)

 Weighted Average
  Number of Common
  Shares
  Outstanding:

     Basic           11,292,931   11,171,056   11,243,527   10,980,756

     Diluted         11,751,134   12,085,122   11,243,527   10,980,756

CONTACT: CAS Medical Systems, Inc.
         Susan Carron, Director of Corporate Communications
         203-488-6056
         ir@casmed.com